                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                               GC Companies, Inc.
                (Name of Registrant as Specified In Its Charter)




                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                                                       GC Companies, Inc.

                                                       27 Boylston Street
                                                       Chestnut Hill, MA 02467
                                                       (617) 278-5600
[GC COMPANIES,INC. LOGO]




                                                               January 26, 1999


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                          TO BE HELD ON MARCH 5, 1999

     The Annual Meeting of Stockholders of GC Companies, Inc. will be held at 10:00 a.m., Eastern Standard Time, on Friday, March 5, 1999, AT THE COMPANY'S CORPORATE HEADQUARTERS, 27 BOYLSTON STREET (ROUTE 9), ADJACENT TO THE CHESTNUT HILL GENERAL CINEMA THEATRE, CHESTNUT HILL, MASSACHUSETTS, for the following purposes:

     1. To elect one Class II director in accordance with the By-Laws of the Company.

     2. To consider and act upon a proposal to approve an amendment to the GCC Investments, Inc. Incentive Pool Plan.

     3. To consider and act on a proposal to ratify the appointment by the Board of Directors of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year.

     4. To transact such other business as may properly come before the meeting and any adjournments of the meeting.

     All stockholders are cordially invited to attend the meeting.


                                           By Order of the Board of Directors



                                                Philip J. Szabla
                                                    Secretary


     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                                       GC Companies, Inc.

                                                       27 Boylston Street
                                                       Chestnut Hill, MA 02467
                                                       (617) 278-5600
[GC COMPANIES,INC. LOGO]




                              PROXY STATEMENT FOR

                         ANNUAL MEETING OF STOCKHOLDERS

                                 MARCH 5, 1999

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of GC Companies, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Friday, March 5, 1999, AT THE COMPANY'S CORPORATE HEADQUARTERS, 27 BOYLSTON STREET (ROUTE 9), ADJACENT TO THE CHESTNUT HILL GENERAL CINEMA THEATRE, CHESTNUT HILL, MASSACHUSETTS, and at any adjournments thereof. All shares will be voted in accordance with the instructions contained in the proxy, but if the proxies which are signed and returned do not specify a vote on any proposal, the proxies will be voted FOR the election of the nominee for director named herein, FOR the Second Amendment to the GCC Investments, Inc. Incentive Pool Plan, and FOR the ratification of the appointment by the Board of Directors of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year. Any proxy may be revoked by a stockholder at any time before it is exercised by providing written notice of revocation to the Secretary of the Company (at the address set forth above), by executing a proxy bearing a later date, or by voting in person at the Annual Meeting. The mailing of this proxy statement and accompanying form of proxy is expected to commence on or about January 29, 1999.

     In addition to solicitations of proxies by mail, the Company's officers, directors or employees may solicit proxies by telephone or personal communication. All costs of soliciting proxies, including reimbursement of GC Companies, Inc. fees of certain brokers, fiduciaries and nominees in obtaining voting instructions from beneficial owners, will be borne by the Company.

     Although stock transfer books will remain open, the Board of Directors has fixed the close of business on January 15, 1999 as the record date for determining the stockholders having the right to vote at the Annual Meeting. At the meeting, each share of Common Stock of the Company ("Common Stock") is entitled to one vote. At the close of business on January 15, 1999, there were 7,786,552 shares of Common Stock outstanding and entitled to vote at the meeting.

     Shares of Common Stock represented in person or by proxy at the Annual Meeting (including abstentions and broker non-votes) will be tabulated by the inspectors of election appointed for the meeting and will be counted in determining that a quorum is present. Votes are counted using written ballots.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of January 15, 1999 (except as noted in footnotes 4 and 5 below) with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of the Company's Common Stock, (ii) each executive officer named in the Summary Compensation Table,
(iii) each director of the Company, and (iv) all current executive officers and directors as a group.

                                                                SHARES OF COMMON
                                                                     STOCK
                                                               BENEFICIALLY OWNED
NAME AND ADDRESS                                              --------------------
OF BENEFICIAL OWNER                                            NUMBER      PERCENT
-------------------                                           ---------    -------

Smith Family Group(1)(2)(3).................................  2,274,495     29.21%
  c/o Richard A. Smith
  GC Companies, Inc.
  27 Boylston Street
  Chestnut Hill, MA 02467

Richard A. Smith(2)(3)......................................  1,404,220     18.03%
  c/o GC Companies, Inc.
  27 Boylston Street
  Chestnut Hill, MA 02467

Nancy L. Marks(2)(3)........................................  1,023,642     13.15%
  c/o GC Companies, Inc.
  27 Boylston Street
  Chestnut Hill, MA 02467

Gabelli Funds, Inc.(4)......................................  1,554,249     19.96%
  One Corporate Center
  Rye, NY 10580

Harris Associates L.P. and Harris Associates, Inc.(5).......    651,780      8.37%
  Two North LaSalle Street Suite 500 Chicago, IL 60602

William L. Brown(6).........................................      2,829         *
Peter C. Read(6)............................................      1,555         *
Leonard A. Schlesinger(6)...................................      1,043         *
Francis E. Sutherby(6)......................................      1,066         *
Robert A. Smith(2)(3)(7)....................................    105,462      1.35%
Paul R. DelRossi(1)(8)......................................     50,559         *
William B. Doeren(1)........................................      8,182         *
John G. Berylson(1)(2)(3)(9)................................    197,335      2.53%
G. Gail Edwards(1)..........................................      2,234         *
All current directors and officers as a group (12
  persons)(1)(2)(3)(10).....................................  1,775,614     22.80%


---------------

* Less than 1%

(1) The number of shares of Common Stock reported in the table for the executive officers of the Company individually and as a group includes shares allocated to each executive officer's account under the Company's Employee Stock Ownership Plan ("ESOP"), as to which the officers share voting power with the trustee of the ESOP. The number of shares is as follows: Paul R. Del Rossi -- 582; William B. Doeren -- 12; John G. Berylson -- 42; G. Gail Edwards -- 12; and all current executive officers as a group -- 648. Except as set forth in the preceding sentence or in the following footnotes, each stockholder referred to above has sole voting and investment power with respect to the shares listed. The number of shares reported in the table also includes shares of Common Stock subject to options exercisable within 60 days of January 15, 1999 as follows: Paul R. Del Rossi -- 31,167; William B. Doeren -- 8,170; John G. Berylson -- 7,910;
     G. Gail Edwards -- 2,222; and all current executive officers as a group -- 50,598.

 (2) Certain of the shares included in the table have been counted more than once because of certain rules and regulations of the Securities and Exchange Commission ("SEC"). The total number of shares owned by, or for the benefit of, Richard A. Smith, Nancy L. Marks and members of their families is as shown for the "Smith Family Group". See Note 3. Mr. Smith and Mrs. Marks are "control" persons of the Company within the meaning of the rules and regulations of the SEC.

 (3) The Smith Family Group includes Richard A. Smith, Chairman and Chief Executive Officer of the Company; Nancy L. Marks, Richard A. Smith's sister; Robert A. Smith, President and Chief Operating Officer of the Company, who is Richard A. Smith's son; John G. Berylson, Senior Vice President and Chief Investment Officer of the Company, who is Richard A. Smith's son-in-law; other members of their families; and various Smith family corporations, trusts and charitable foundations. Members of the Smith Family Group possess sole or shared voting power over all of the shares shown in the table as being beneficially owned by the Smith Family Group.

     Certain members of the Smith Family Group have filed a Schedule 13D dated December 15, 1993 (the "Smith Family Group 13D") with the SEC. The Smith Family Group 13D discloses that certain members of the Smith Family Group have executed the "Smith-Lurie/Marks Family Stockholders' Agreement Re GC Companies, Inc." dated December 15, 1993, as amended and supplemented (the "Stockholders Agreement"). The Stockholders' Agreement imposes obligations on members of the Smith Family Group prior to disposing of their shares of Common Stock of the Company. According to the Smith Family Group 13D, not all of the shares of Common Stock owned beneficially by the members of the Smith Family Group are subject to the Stockholders' Agreement. Currently, 1,801,432 shares of Common Stock are subject to the terms of the Stockholders' Agreement.

 (4) The information reported is based on an amendment to Schedule 13D dated November 20, 1998 filed with the SEC by the Gabelli Funds, Inc. and its affiliates (collectively, the "Gabelli Affiliates"). The Gabelli Affiliates have sole investment power over 1,554,249 shares of Common Stock reported in the table, and sole voting power over 1,534,249 of such shares.

 (5) The information reported is based on an amendment to Schedule 13G dated January 27, 1998 filed with the SEC by Harris Associates L.P. and its affiliate Harris Associates, Inc. (collectively, "Harris"). Harris has sole investment power over 242,780 shares of Common Stock, shared investment power over 409,000 additional shares of Common Stock and shared voting power over all of the shares of Common Stock reported in the table.

 (6) Messrs. Brown, Read, Schlesinger and Sutherby hold, respectively 1,072, 1,055, 1,043, and 1,066 Common Stock based units which are included in the table. These individuals do not have voting or dispositive power with respect to these Common Stock based units which were received in lieu of the payment of directors' fees.

 (7) Includes 15,800 shares held by Robert A. Smith as trustee, 16,000 shares held in an insurance trust, and 460 shares held in trust for the benefit of his children, as to which Mr. Smith disclaims beneficial ownership. Robert
     A. Smith is the son of Richard A. Smith, Chairman and Chief Executive Officer of the Company, and is the brother-in-law of John G. Berylson, Senior Vice President and Chief Investment Officer of the Company.

 (8) Includes 405 shares of Common Stock held by members of Mr. Del Rossi's immediate family and 1,761 shares of restricted Common Stock over which Mr. Del Rossi has voting but not investment power.

 (9) Includes 84,352 shares held by Mr. Berylson's wife, 16,000 shares held in an insurance trust for the benefit of Mr. Berylson's wife, 40,591 shares held by Mr. Berylson as a trustee, and 4,438 shares held as guardian for his minor children, as to which Mr. Berylson disclaims beneficial ownership. Also includes 43,775 shares of restricted stock over which Mr. Berylson has voting, but not investment power. Mr. Berylson, a member of the Smith Family Group, is the son-in-law of Richard A. Smith, Chairman and Chief Executive Officer of the Company, and is the brother-in-law of Robert
     A. Smith, President and Chief Operating Officer of the Company.

(10) Includes 45,536 shares of restricted Common Stock described in Notes 8 and 9 above.

                           1.  ELECTION OF DIRECTORS

     The Company has a classified Board of Directors consisting of three classes. At each Annual Meeting, a class of directors is elected for a full term of three years to succeed those whose terms are expiring.

     One Class II director is to be elected for a three year term at the Annual Meeting. The persons named in the accompanying proxy will vote each proxy for the election of the nominees listed below, unless directed otherwise. The nominee is currently a member of the Board of Directors. The Company has no reason to believe that the nominee will become unavailable for election, but if for any reason that should be the case, the proxies may be voted for a substitute nominee. A plurality of the votes cast at the Annual Meeting is required to elect a director. Proxies withholding authority to vote for a nominee will be treated as votes cast against the election of such nominee. Broker non-votes will not be treated as votes cast and therefore will not be counted in calculating a plurality.

     The nominee for director, and the directors who will continue to serve after the 1999 Annual Meeting, are listed below with their principal occupations for the last five years.


             NOMINEE FOR TERM EXPIRING IN 1999 (CLASS II DIRECTOR)

PETER C. READ, age 62, Director since 1994

     Currently active in consulting, venture capital and civic and charitable matters; Executive Vice President of The First National Bank of Boston until his retirement in September 1992; Director of Granite State Bank.

            DIRECTORS WHOSE TERMS EXPIRE IN 2001 (CLASS I DIRECTORS)

FRANCIS E. SUTHERBY, age 66, Director since 1993

     Partner of Deloitte & Touche LLP, the independent auditors of the Company, from 1968 until his retirement in May 1992.

LEONARD A. SCHLESINGER, age 46, Director since May, 1997

     Mr. Schlesinger is the Senior Vice President of Development at Brown University. He previously has served as a faculty member at the Harvard Business School for more than five years. Mr. Schlesinger serves as a director of The Limited, Inc., a clothing retailer, Pegasystems, Inc., a customer service software company, and Borders Group, Inc., a book store chain.

           DIRECTORS WHOSE TERMS EXPIRE IN 2000 (CLASS III DIRECTORS)

WILLIAM L. BROWN, age 77, Director since 1993

     Retired Chairman of Bank of Boston Corporation and its principal subsidiary, The First National Bank of Boston; Director of Standex International Corporation and Ionics, Incorporated and a trustee of Bradley Real Estate Trust.

RICHARD A. SMITH, age 74, Director since 1993

     Chairman and Chief Executive Officer of the Company since 1993; President of the Company from 1993 until November 1995; Chairman of Harcourt General, Inc. ("Harcourt General") and of The Neiman

Marcus Group, Inc., a majority owned subsidiary of Harcourt General ("NMG"); Chief Executive Officer of Harcourt General and of NMG (until December 1998) since January 15, 1997 and prior to December 1991; Director of NMG. Mr. Smith is the father of Robert A. Smith, President and Chief Operating Officer of the Company, and the father-in-law of John G. Berylson, Senior Vice President and Chief Investment Officer of the Company.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During the fiscal year ended October 31, 1998, the Board of Directors held five meetings and acted by unanimous written consent on two other occasions. During fiscal 1998, each director of the Company participated in at least 75% of the aggregate number of Board meetings and meetings held by the committees of which he is a member. The By-laws of the Company designate three principal standing committees. Set forth below are descriptions of the functions of such committees and the names of their current members.

     Audit Committee. The members of the Audit Committee, which met three times during fiscal 1998, are Messrs. Read (Chairman), Brown, Sutherby and Schlesinger. The functions of the Audit Committee include the review of the scope of the services of the Company's independent auditors and the responsibilities of the Company's internal audit department and a continuing review of the Company's internal procedures and controls. The Audit Committee also annually reviews the Company's audited financial statements, considers the qualifications and fees of the independent auditors of the Company and makes recommendations to the Board of Directors as to the selection of the auditors and the scope of their audit services.

     Compensation Committee. The members of the Compensation Committee, which met three times during fiscal 1998, are Messrs. Brown (Chairman), Sutherby, Read and Schlesinger. The functions of the Compensation Committee include the review or determination of salaries, benefits and other compensation for officers and key employees of the Company and the administration of the Company's incentive plans.

     Special Review Committee. The members of the Special Review Committee, which met once during fiscal 1998, are Messrs. Sutherby (Chairman), Brown, Read and Schlesinger. The primary function of the Special Review Committee is to make all determinations for the Company regarding the fees charged to the Company by Harcourt General for services to the Company. For additional information see "Executive Compensation -- Summary Compensation Table" (Note 1).

     The Company does not currently have a Nominating Committee. The Company's By-laws provide that the Board of Directors or any nominating committee appointed by the Board of Directors must carefully consider all suggestions for nominees to the Board of Directors which are timely received in proper written form. To be timely, notice shall be delivered to, or mailed and received by, the Secretary of the Company at the principal executive offices of the Company (see "Deadline for Submission of 2000 Stockholder Proposals and Nominations"). To be in proper written form, a stockholder's notice shall set forth in writing (i) as to each person whom the stockholder proposes to nominate for election as a director, all information relating to such person that is required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected and (ii) as to the stockholder giving the notice (x) the name and address, as they appear on the Company's books, of such stockholder and (y) the class and number of shares of the corporation which are beneficially owned by such stockholder.

DIRECTORS' COMPENSATION

     Directors who are not affiliated with the Company each receive an annual cash retainer of $15,000 plus an equal amount of stock based units and a fee of $1,500 per Board of Directors meeting attended, plus travel and incidental expenses (none in fiscal 1998) incurred in attending meetings and carrying out their duties as directors. Such directors also receive a fee of $750 (the Chairmen receive $1,000) for each committee meeting attended. If a director is unable to attend a meeting in person but participates by telephone, he receives one-half of the fee that otherwise would be payable.

     The Company offers non-employee directors the alternative of receiving directors' fees on a deferred basis. Those directors may elect to defer receipt of all or a specified portion of their fees (i) in the form of cash with interest at a rate equal to the average of the top rates paid by major New York banks on three month negotiable certificates of deposit; or (ii) in the form of stock based units, the value of each unit initially being equal to the fair market value of one share of Common Stock of the Company on the date the fees would otherwise be payable. To date, each director has elected to defer fees using the stock based method.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. The Company believes that all filing requirements applicable to its insiders were complied with during fiscal 1998.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table provides information on the compensation provided for services rendered to the Company during fiscal 1998, 1997 and 1996 by the Company's Chief Executive Officer, Chief Operating Officer, and the other executive officers of the Company at the end of fiscal 1998 who were not employed by Harcourt General, Inc. ("Harcourt General").

                                             LONG TERM COMPENSATION                    ANNUAL COMPENSATION
                                       -----------------------------------   ---------------------------------------
                                                                                      AWARDS               PAYOUTS
                                                                             -------------------------   -----------
                                                                 OTHER       RESTRICTED    SECURITIES
                                                                ANNUAL         STOCK       UNDERLYING       LTIP
     NAME AND PRINCIPAL       FISCAL    SALARY     BONUS     COMPENSATION      AWARDS     OPTIONS/SARS     PAYOUTS
          POSITION             YEAR      ($)       ($)(2)       ($)(3)         ($)(4)         (#)            (5)
     ------------------       ------    ------     ------    ------------    ----------   ------------     -------
Richard A. Smith,...........   1998          --         --           --              --         --              --
Chairman (President            1997          --         --           --              --         --              --
until November                 1996          --         --           --              --         --              --
1995) and Chief
Executive Officer(1)

Robert A. Smith.............   1998          --         --           --              --         --              --
President and Chief            1997          --         --           --              --         --              --
Operating Officer(1)           1996          --         --           --              --         --              --

Paul R. Del Rossi...........   1998    $330,000   $165,000           --              --      2,420              --
President and Chief            1997    $330,076   $ 59,807           --              --      3,200              --
Executive Officer of           1996    $321,115   $ 49,600     $123,347              --      3,000              --
General Cinema
Theatres, Inc.

William B. Doeren...........   1998    $330,000   $ 33,000           --              --      8,380              --
Executive Vice                 1997    $318,774   $ 34,708           --              --      3,000              --
President and Chief            1996    $311,538   $ 38,400           --              --      8,825              --
Operating Officer of
General Cinema
Theatres, Inc.

John G. Berylson............   1998    $337,500   $168,750           --      $1,602,168      3,530        $164,852
Senior Vice President          1997    $300,138   $150,000           --      $   48,792      2,800        $179,269
and Chief Investment           1996    $273,507         --           --              --         --        $705,000
Officer(7)

G. Gail Edwards.............   1998    $270,000   $135,000           --              --      3,992              --
Vice President, Chief          1997    $253,346   $125,665           --              --      7,120              --
Financial Officer and          1996    $ 85,865   $ 44,000           --              --         --              --
Treasurer(8)


                                ALL OTHER
     NAME AND PRINCIPAL       COMPENSATION
          POSITION               ($)(6)
     ------------------       ------------
Richard A. Smith,...........          --
Chairman (President                   --
until November                        --
1995) and Chief
Executive Officer(1)

Robert A. Smith.............          --
President and Chief                   --
Operating Officer(1)                  --

Paul R. Del Rossi...........     $13,513
President and Chief              $13,128
Executive Officer of             $15,133
General Cinema
Theatres, Inc.

William B. Doeren...........     $12,724
Executive Vice                   $11,717
President and Chief              $ 1,188
Operating Officer of
General Cinema
Theatres, Inc.

John G. Berylson............     $36,287
Senior Vice President            $33,452
and Chief Investment             $11,910
Officer(7)

G. Gail Edwards.............     $11,114
Vice President, Chief            $12,137
Financial Officer and            $ 1,937
Treasurer(8)

---------------

(1) Harcourt General provides the services of Richard A. Smith as Chairman and Chief Executive Officer of the Company, and Robert A. Smith as President and Chief Operating Officer of the Company, as well as such additional corporate services as are agreed to from time to time between the Company and Harcourt General. The payment of fees to Harcourt General has been and will continue to be subject to the approval of the Special Review Committee, a committee of the Company's Board of Directors consisting solely of directors who are not affiliated with Harcourt General. Richard A. Smith and Robert A. Smith receive all of their cash and non-cash compensation from Harcourt General. Of the amounts paid by the Company to Harcourt General for fiscal 1998, 1997 and 1996, approximately $228,416, $243,874, and $429,000, respectively, were attributable to Richard A. Smith's services, and approximately $227,488, $174,922, and $193,900, respectively, were attributable to Robert A. Smith's services. These amounts include costs related to their base compensation, bonus and benefits, all of which are direct obligations of Harcourt General.

(2) Bonus payments are reported with respect to the year in which the related services were performed.

(3) No disclosure regarding items included in this category is required unless the amount in any year exceeds the lesser of $50,000 or 10% of the annual salary and bonus for the named executive officer.

(4) Calculated by multiplying the closing price of the Common Stock on the New York Stock Exchange on the date of grant by the number of shares awarded. Twenty percent of an award of restricted Common Stock are freed from the restrictions on transfer each year, commencing one year after the date of grant, provided that the recipient continues to be employed by the Company on the anniversary date of the grant. Holders of restricted stock are entitled to vote their restricted shares. In the event of termination of employment for any reason, other than death or permanent disability, restricted shares are forfeited by the holder and revert to the Company.

(5) The long term incentive plan ("LTIP") payout reported in this category with respect to Mr. Berylson for fiscal 1998 includes cash portions of Mr. Berylson's share of incentive pools relating to the Company's investment activity in accordance with the terms of the GCC Investments, Inc. Incentive Pool Plan (the "Pool Plan"). See "Summary of the GCC Investments, Inc. Incentive Pool Plan." Mr. Berylson participates in the Pool Plan. Mr. Berylson received $37,950, which is the second installment of a $162,641 award that relates to the sale of the Company's Vision Express investment in 1997. In addition, Mr. Berylson received $126,902, representing the second installment of a $380,705 investment banking fee relating to the acquisition of international theatre assets, which fee is payable in cash in three equal installments over two years. See, "Long Term Incentive Plan Awards in Last Fiscal Year."

(6) The items accounted for in this category include the value of allocated ESOP shares, the cost to the Company of matching contributions under the Key Employee Deferred Compensation Plan and life insurance premiums. For fiscal 1998, such amounts for each of the named executive officers other than Richard A. Smith and Robert A. Smith were, respectively, as follows: Mr. Del Rossi -- $500, $11,694 and $1,319; Mr. Doeren -- $500, $10,905 and $1,319;
    Mr. Berylson -- $500, $19,873 and $1,349; and Ms. Edwards -- $500, $9,535
    and $1079. Also included for Mr. Berylson only is 14,565 of interest earned on deferred cash installments under the Pool Plan.

(7) The restricted stock awards shown in the table for Mr. Berylson are based upon 30% of the amounts available for distribution, in accordance with the Pool Plan. See, "Long Term Incentive Plan Awards in Last Fiscal Year."

(8) Ms. Edwards' employment commenced on June 24, 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information regarding options granted under the Company's 1993 Equity Incentive Plan during the fiscal year ended October 31, 1998 to the executive officers named in the Summary Compensation Table.

                                                      INDIVIDUAL GRANTS(1)                           POTENTIAL REALIZABLE
                                ----------------------------------------------------------------       VALUE AT ASSUMED
                                   NUMBER OF                                                                ANNUAL
                                   SECURITIES                                                        RATES OF STOCK PRICE
                                   UNDERLYING         % OF TOTAL                                       APPRECIATION FOR
                                    OPTIONS        OPTIONS GRANTED    EXERCISE OR                       OPTION TERM(3)
                                    GRANTED          TO EMPLOYEES      BASE PRICE    EXPIRATION     ----------------------
             NAME                    (#)(1)         IN FISCAL YEAR     ($/SH)(2)        DATE         5%($)         10%($)
             ----                  ----------      ---------------    -----------    ----------      -----         ------

Richard A. Smith(4)...........          --                  --                --           --             --            --

Robert A. Smith(4)............          --                  --                --           --             --            --

Paul R. Del Rossi.............         745                6.69%         $41.9375     11/03/07       $ 19,649      $100,758
                                     1,675                  --          $52.4200           --         26,619       208,978

William B. Doeren.............       7,079               23.15%         $41.9375     11/03/07        186,703       957,404
                                     1,301                  --          $52.4200           --         20,675       162,317

John G. Berylson..............       3,530                9.75%         $41.9375     11/03/07         93,101       477,417

G. Gail Edwards...............       3,992               11.03%         $41.9375     11/03/07        105,286       539,901


---------------

(1) No stock appreciation rights were granted to any named executive officer during fiscal 1998. The option grants listed are non-qualified stock options having a term of 10 years and one day; they become exercisable at the rate of 20% on each of the first five anniversary dates of the grant.

(2) The options reflected in this table were granted at not less than fair market value measured by the closing price of the Common Stock on the New York Stock Exchange on the date of grant.

(3) These potential realizable values are based on assumed rates of appreciation required by applicable regulations of the Securities and Exchange Commission.

(4) Richard A. Smith and Robert A. Smith do not participate in the Company's 1993 Equity Incentive Plan.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

     The following table provides information regarding stock options exercised during fiscal 1998 and the number and value of stock options held at October 31, 1998 by the executive officers named in the Summary Compensation Table.

                                                                          NUMBER OF
                                                                          SECURITIES
                                                                          UNDERLYING
                                                                         UNEXERCISED     VALUE OF UNEXERCISED
                                                                         OPTIONS/SARS        IN-THE-MONEY
                                                                            (#)(5)           OPTIONS ($)
                                                                         ------------    --------------------
                                  SHARES ACQUIRED          VALUE         EXERCISABLE/        EXERCISABLE/
             NAME                  ON EXERCISE(#)     REALIZED($)(1)    UNEXERCISABLE      UNEXERCISABLE(2)
             ----                 ---------------     --------------    -------------      ----------------

Richard A. Smith(3)............            --                  --                  --                    --
Robert A. Smith(3).............            --                  --                  --                    --
Paul R. Del Rossi(4)...........        10,166            $252,809        22,387/8,780      $164,675/$13,565
William B. Doeren..............            --                  --        4,130/16,075      $ 14,446/$25,794
John G. Berylson...............            --                  --         5,145/7,542      $ 26,679/$19,868
G. Gail Edwards(6).............         1,424            $ 12,460             0/9,688      $      0/$15,664


---------------

(1) Represents the difference between the closing price of the Common Stock on the New York Stock Exchange on the date of exercise and the option exercise price.

(2) The value of unexercised in-the-money options is calculated by multiplying the number of underlying shares by the difference between the closing price of the Company's Common Stock on the New York Stock Exchange at October 30, 1998 ($37.375) and the option exercise price for those shares. These values have not been realized.

(3) Richard A. Smith and Robert A. Smith do not participate in the Company's 1993 Equity Incentive Plan.

(4) The number of shares listed in the first column for Mr. Del Rossi includes the surrender of vested options to purchase 10,166 shares of Common Stock at various exercise prices. The Company paid Mr. Del Rossi an aggregate of $252,809 in connection with those surrenders. That amount, which was calculated based on the difference between the closing price of the Common Stock on the New York Stock Exchange on the respective dates Mr. Del Rossi surrendered these options and the various option exercise prices, is included in the second column in this table.

(5) There are no outstanding SAR's.

(6) The number of shares listed in the first column for Ms. Edwards includes the surrender of vested options to purchase 1,424 shares of Common Stock at various exercise prices. The Company paid Ms. Edwards an aggregate of $12,460 in connection with those surrenders. That amount, which was calculated based on the difference between the closing price of the Common Stock on the New York Stock Exchange on the respective dates Ms. Edwards surrendered these options and the various option exercise prices, is included in the second column in this table.

              LONG-TERM INCENTIVE PLANS AWARDS IN LAST FISCAL YEAR

     The following table provides information regarding Long-Term Incentive Plan awards during the fiscal year ended October 31, 1998 to the executive officers named in the Summary Compensation Table.

                                                                  PERFORMANCE OR OTHER
                                                                         PERIOD
                                         NUMBER OF SHARES,        UNTIL MATURATION OR
           NAME                        UNITS OR OTHER RIGHTS             PAYOUT
           ----                        ---------------------      --------------------

Richard A. Smith(1)...............                  --                       --
Robert A. Smith(1)................                  --                       --
Paul R. Del Rossi(2)..............                  --                       --
William B. Doeren(2)..............                  --                       --
John G. Berylson(3)...............          $5,340,559                      2/5
G. Gail Edwards(1)................                  --                       --


---------------

(1) Richard A. Smith, Robert A. Smith, Mr. Del Rossi and Ms. Edwards do not participate in any of the Company's Long-Term Incentive Plans.

(2) Mr. Doeren participates in General Cinema Theatres, Inc. EVA Incentive Plan. Mr. Del Rossi participated in the EVA Incentive Plan through fiscal 1997. See the description of this plan under the Compensation Committee Report on Executive Compensation.

(3) Mr. Berylson participates in the GCC Investments, Inc. Incentive Pool Plan (the "Pool Plan"). See "Summary of the GCC Investments, Inc. Incentive Pool Plan." The amount in such incentive pool allocated to Mr. Berylson in fiscal 1998 was $5,340,559, which is Mr. Berylson's share of 20% of the unrealized gain from the Global TeleSystems, Inc. initial public offering after deducting a preferred rate of return to the Company and certain other items. Of this amount, $3,738,391 or 70% is payable in cash in equal installments of $1,246,130 over two years commencing November 23, 1998, and $1,602,168 or 30% is payable in restricted stock, which vests 20% per year over five years. In accordance with the Pool Plan, the number of shares of restricted stock awarded were based upon the closing price per share of the Company's Common shares on the New York Stock Exchange on October 30, 1998.

                                 PENSION PLANS

     The Company maintains a funded, qualified pension plan known as the GC Companies, Inc. Retirement Plan (the "Retirement Plan"). Non-union employees of the Company who have reached the age of 21 and completed one year of service with 1,000 or more hours participate in the Retirement Plan, which pays benefits upon retirement or termination of employment by reason of disability. Benefits under the Retirement Plan become fully vested after five years of service with the Company.

     The Company also maintains a Supplemental Executive Retirement Plan (the "SERP"). The SERP is an unfunded, nonqualified plan under which benefits are paid from the Company's general assets to supplement Retirement Plan benefits. Employees with an annual base salary at least equal to a self adjusting minimum ($160,000 as of January 15, 1999) are eligible to participate in the SERP. Benefits under the SERP become fully vested after five years of service with the Company. Former Harcourt General employees who became employees of the Company in connection with the Spinoff have been given full credit under the SERP for their service with and compensation from Harcourt General. At normal retirement age, a participant with 25 or more years of service is entitled to payments under the SERP sufficient to bring his or her combined annual benefit from the Retirement Plan and the SERP, up to 50% of the participant's highest 60 month average of annual pensionable earnings, less 60% of his or her estimated annual primary Social Security benefit. If the participant has fewer than 25 years of service or retired before age 62, the combined benefit is reduced. In computing the combined benefit, "pensionable earnings" means base salary, including any salary which may have been deferred.

     The following table shows the estimated annual pension benefits payable to employees in various compensation and years of service categories. The estimated benefits apply to an employee retiring at age 65 in 1999 who elects to receive his or her benefit in the form of a straight life annuity. These benefits include amounts attributable to both the Retirement Plan and the SERP, in aggregate, and are in addition to any retirement benefits that might be received from Social Security.

                      ESTIMATED ANNUAL RETIREMENT BENEFITS
                   UNDER THE RETIREMENT PLAN AND THE SERP(1)

                                      TOTAL YEARS OF SERVICE
  AVERAGE              ------------------------------------------------------
PENSIONABLE                                                             25
  EARNINGS               5          10          15          20       OR MORE
-----------            ------    --------    --------    --------    -------

 $100,000...........  $10,000    $ 20,000    $ 30,000    $ 40,000    $ 50,000
  200,000...........   20,000      40,000      60,000      80,000     100,000
  300,000...........   30,000      60,000      90,000     120,000     150,000
  400,000...........   40,000      80,000     120,000     160,000     200,000
  500,000...........   50,000     100,000     150,000     200,000     250,000


---------------

(1) The amounts actually payable will be lower than the amounts shown above, since the above amounts will be reduced by 60% of the participant's estimated Social Security benefit.

     The following table shows the pensionable earnings and credited years of service for the executive officers named in the Summary Compensation Table as of October 31, 1998 and years of service creditable at age 65. Credited service may not exceed 25 years for purpose of calculating retirement benefits under any of the Company's retirement plans. Richard A. Smith and Robert A. Smith do not participate in the Retirement Plan or the SERP.

                                                             CREDITED YEARS OF SERVICE
                             PENSIONABLE EARNINGS         -------------------------------
                                FOR YEAR ENDED                   AT                  AT
        NAME                   OCTOBER 31, 1998           OCTOBER 31, 1998         AGE 65
        ----                 --------------------         ----------------         ------
Mr. Del Rossi..............        $330,000                     18                  27
Mr. Doeren.................        $330,000                      3                  16
Mr. Berylson...............        $337,500                      5                  25
Ms. Edwards................        $270,000                      2                  24

---------------

(1) Pursuant to his previous employment agreement with the Company, Mr. Del Rossi received two years of service credit for each of his first five years of employment with the Company after the Spinoff for purposes of calculating his benefits under the SERP. Accordingly, Mr. Del Rossi has 23 years of service credit under the SERP. See "Transactions Involving Management."

TRANSACTIONS INVOLVING MANAGEMENT

  Paul R. Del Rossi

     On December 14, 1993, the Company entered into an employment agreement with Mr. Del Rossi, then President and Chief Executive Officer of General Cinema Theatres, Inc. for an initial term of four years.

     On November 1, 1997, the Company entered into an amended employment agreement (the "Employment Agreement") with Mr. Del Rossi, Chairman of General Cinema Theatres, for a term of four years, pursuant to which Mr. Del Rossi will serve as Chairman of General Cinema Theatres, Inc. and receive a salary of $330,000 for fiscal year 1998, and a salary of at least $237,500 per year for fiscal years 1999 through October 31, 2002, unless the Agreement is terminated earlier. Mr. Del Rossi will no longer participate in the EVA Plan, but will receive all previously earned EVA bonuses, and may earn a bonus for extraordinary performance as determined by the President of the Company.

     In addition, Mr. Del Rossi's stock options vested as of October 31, 1998. His retirement benefits will continue under the Company's Retirement Plan. In lieu of benefits provided under the Company's SERP, the Company will fund $181,500 per year to a trust for his named beneficiaries. Through October 31, 2002, Mr. Del Rossi will receive family coverage under the Company's Executive Medical Plan, group term life insurance coverage, eligibility to participate in the Key Executive Deferred Compensation Plan and other fringe benefits afforded vice presidents of the Company. The Agreement may be terminated by the Company only for cause, death or disability. The Agreement may be terminated by Mr. Del Rossi upon a change of control, defined to be a change in Board composition after a change of ownership resulting in the Smith Family Group controlling less than twenty percent (20%) of the Company or a third party obtaining over twenty percent (20%) of the voting stock of the Company.

     If the Agreement is terminated due to total disability or change of control, salary to the end of term will be paid in a lump sum and all benefits will continue to the end of the term. If the Agreement is terminated by Mr. Del Rossi or the Company for cause, salary and bonuses will cease and benefits will cease, except for pension benefits and payments into trust in lieu of SERP payments. In the event of Mr. Del Rossi's death, salary will cease but beneficiaries will be entitled to group life insurance coverage, pension and trust payments will continue and Mr. Del Rossi's spouse will be entitled to family health coverage until the end of the original term.

     In addition, Mr. Del Rossi has agreed not to compete with the Company throughout the term of the Agreement and for a period of eighteen (18) months thereafter in the motion picture exhibition business.

     For purposes of the Employment Agreement, the term "cause" means a breach of duty in the course of employment involving fraud, acts of dishonesty, acts of moral turpitude, repeated insubordination, failure to devote his full time, loyalty and best efforts to the performance of his duties or conviction of a felony.

     Mr. Del Rossi is a participant in the Company's Key Executive Stock Purchase Loan Plan (the "Loan Plan"). From November 1, 1996 through January 15, 1999, and currently, the largest aggregate amount of indebtedness outstanding by Mr. Del Rossi under the Loan Plan was $420,000 (the "Loans"), and the annual rate of interest on the Loans at all times during such period was five percent (5.0%). The principal purpose of the Loan Plan, which provides loans to key employees to finance their purchase of shares of Common Stock, is to encourage the acquisition and retention of Common Stock by such employees so that the continuing proprietary interest of such employees in the Company may serve as an additional incentive to them. Each loan under the Loan Plan is evidenced by a promissory note bearing interest at a rate determined by the Compensation Committee of the Board of Directors of the Company, and is secured by a pledge of the securities purchased with the loan proceeds. The unpaid principal amount of each such loan (and any unpaid interest) becomes due and payable seven months after the loan participant's employment with the Company has terminated. The unpaid principal amount of a loan of a participant who ceases to be an employee of the Company (a) more than four years after the date of the loan or (b) by reason of involuntary discharge (except for cause), death, or retirement or disability, shall be repayable at the option of the participant (or his legal representative, as the case may be) either in cash or in the number of shares obtained with the proceeds of the loan. The aggregate unpaid principal amount of all stock purchase loans outstanding under the Loan Plan may not exceed $3.0 million at any time.

  William B. Doeren

     Pursuant to an agreement between Mr. Doeren and the Company, effective August 1995, Mr. Doeren is entitled to receive severance payments in the event his employment is terminated in certain situations. If the Company terminates Mr. Doeren's employment other than for cause or other than due to his total disability or death or if Mr. Doeren voluntarily terminates his own employment due to a change of control of the Company, Mr. Doeren will receive an amount equal to his then-current annual salary which amount will be paid in 12 monthly installments following such termination but will be reduced by any amounts received by him from other employment during the period beginning six months and ending 12 months following such termination.

  G. Gail Edwards

     The Company has provided loans totaling $120,000 to Ms. Edwards, the Company's Vice President, Chief Financial Officer and Treasurer. The loans bear interest at 5% per annum (with no interest on $100,000 thereof for fiscal year
1997) and are payable in annual principal installments equal to the lesser of $20,000 per year or 20% of Ms. Edwards annual bonus commencing January 31, 1998. The loans have a current principal balance of $80,000 and are unsecured and payable in full on or before December 31, 2002 or sooner if Ms. Edwards' employment is terminated for cause.

                             ---------------------

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following Compensation Committee Report on Executive Compensation and Stock Performance Graph shall not be deemed to be incorporated by reference into any such filings, nor shall such sections of this proxy statement be deemed to be incorporated into any future filings made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is composed of William L. Brown (Chairman), Peter C. Read, Francis E. Sutherby and Leonard A. Schlesinger. The members of the Compensation Committee are all independent directors.

     The principal responsibility of the Committee is to review the performance of, and determine the compensation for, certain of the officers of the Company who are not also executive officers of Harcourt General. The individuals in this group include the named executive officers in the Summary Compensation Table. The compensation of Harcourt General's executive officers who are also executive officers of the Company is determined by Harcourt General's Compensation Committee.

  Compensation Policies

     The principal objectives of the Company's executive compensation program are to reward competitively its executive officers in order to attract and retain excellent management and to provide incentives that will most sharply focus the attention of those individuals on the goal of increasing the profitability of the Company over both the short and long terms.

     Early in each fiscal year, the Committee considers the recommendations of the Chief Executive Officer, which are supported by data generated by the Company's Human Resources Department, for each component of compensation of the Company's executive officers. The Committee reviews those recommendations and then approves them or makes such modifications as it deems appropriate.

     The principal components of the Company's compensation program are:

     Base Salary:

          Base salary is determined with reference both to salary survey information from recognized compensation consulting firms and to each executive officer's level of responsibility, experience and performance. The salary survey data is used to establish benchmark amounts for both base salary and total cash compensation for each executive position. Comparisons are made to a range of companies included in such salary surveys, with the principal selection criteria for comparisons being similar revenues to the Company or to the appropriate division within the Company. While there are no hard and fast rules which bind the Committee, the Company generally sets its salary and total cash compensation benchmarks (assuming that maximum bonuses are achieved) for executive officers at the 75th percentile of the comparison group of companies in order to compete for and retain the best management talent available. Because the Company competes for executive talent with a broad range of companies, the Committee does not limit its comparison information for compensation purposes to the companies included in the peer group in the Stock Performance Graph.

          The Committee reviews in detail the base salary levels for each of the executive officers of the Company. While the Committee uses the benchmarks as a reference point, a particular individual's base salary may vary from the benchmark depending upon his salary history, experience, individual performance, contractual obligations of the Company, guidelines determined by the Chief Executive Officer with respect to salary increases for the entire Company, and the subjective judgment of the Committee.

     Annual Incentive Plan:

          The bonus program is intended to put substantial amounts of total cash compensation at risk with the intent of focusing the attention of the executive officers on achieving both the Company's and their division's performance goals and their individual goals, thereby contributing to profitability and building shareholder value.

          The determination of annual bonuses for executive officers is based principally on the achievement of performance objectives by the operating division for which the executive officer is responsible and the executive's attainment of individual performance objectives which typically include achievement of specific tasks.

          Absent extraordinary circumstances, if the financial performance targets are exceeded, bonus awards are not increased over the maximum bonus values established by the Committee. If the performance targets are not met, bonus awards are generally reduced at the discretion of the Committee. If the Company and/or the relevant division falls sufficiently short of its performance target, there is a presumption that bonuses would not be paid absent special circumstances. If corporate and/or division performance targets are met, but an individual falls short of his or her performance goals, the individual's bonus could be reduced or eliminated in the discretion of the Committee.

          Prior to fiscal 1997, the economic performance objectives for Mr. Doeren and the senior executives of General Cinema Theatres, Inc. included operating cash flow, film gross profit, patronage and concession sales. The inclusion and relative weighting of these several objectives varied depending on the scope of each individual's responsibilities. For fiscal 1997 and beyond, the Board and the Compensation Committee have adopted an Economic Value Added (EVA)(R) Incentive Plan, described under Long Term Incentive Programs below, which replaces the current bonus plan for executives of General Cinema Theatres, Inc.

     Stock Incentives:

          The Committee's purpose in awarding equity based incentives, principally in the form of stock options which vest over a five year period and terminate ten years from the date of grant, is to achieve as much as possible an identity of interest between the executives and the long term interest of the stockholders.

          The principal factors considered in determining which certain executives of the Company (including certain of the named executive officers) were awarded equity based compensation in fiscal 1998, and in determining the types and amounts of such awards, were salary levels, equity awards granted to executives at other companies, as well as the performance, experience and level of responsibility and length of service of each executive officer. Mr. Doeren and the senior executives of General Cinema Theatres, Inc., who participate in the Theatre EVA Plan, have stock incentives awarded in accordance with that Plan.

     Long Term Incentive Programs:

          General Cinema Theatres, Inc. The Board and the Compensation Committee adopted an Economic Value Added (EVA)(R) Incentive Plan for executives of General Cinema Theatres, Inc. effective for fiscal year 1997 and beyond. The purpose of the EVA Incentive Plan is to provide incentive compensation to certain key employees, including executive officers of General Cinema Theatres, Inc., in a form which attempts to correlate the incentive compensation payment to increases in the Company's value to its stockholders. In general, the EVA is the excess of net operating profit after taxes, with certain adjustments, less a capital charge. The capital charge is a historical approximation of the return that can

---------------

EVA(R) is registered trademark of Stern Stewart & Co.

     be expected by the providers of the Company's capital. The Committee believes that EVA is the financial performance measure which most closely corresponds with increases in shareholder value.

          EVA performance is determined by reference to the amount of improvement or deterioration in EVA within a determined interval amount. If the actual annual EVA is in excess of the target EVA for such year, the performance calculation will produce an incentive compensation amount in excess of the target incentive award; if the annual EVA is less than the target EVA but within the interval, the performance calculation will produce an incentive compensation amount which is less than the target EVA award. Individual target incentive awards ("Target Bonuses") under the EVA Incentive Plan range between 35% and 50% of base compensation. For fiscal 1997 and subsequent Plan years, the target EVA will be the sum of the actual EVA for the prior year, plus an expected EVA improvement amount to be determined by the Committee. The expected EVA improvement amount has been determined for five years as follows: $2.3 million in 1997, $2.4 million in 1998, $2.5 million in 1999, $2.6 million in 2000, and $2.8 million in 2001. In 1998, the Company's EVA did not fall within the interval amount, and did not reach the target EVA. As a result, Target Bonuses were not achieved.

          Pursuant to the EVA Incentive Plan, there are no limitations on the amounts an executive may earn for any one year. The "Reserve Account" feature of the EVA Incentive Plan, however, ensures that extraordinary EVA improvements are sustained before extraordinary bonus awards are paid. Each year the bonus declared is added to the outstanding Reserve Account balance (which has an initial balance of zero), resulting in a balance available for payment. Up to Target Bonus is immediately drawn out, and then one-third of any remaining balance is also drawn out, with the remaining two-thirds carried forward to the next year. If the Reserve Account is greater than Target Bonus, then Target Bonus plus one-third of the remainder will be drawn. Of this draw, a fixed amount is to be paid automatically and the remainder is contingent upon the achievement of professional objectives. A Reserve Account is "at risk" in the sense that performance above target must be sustained in order for the bank to remain positive. If performance is below target, the Reserve Account will be drawn down, and can even go negative. This "at risk" amount maintains the fixed sharing relationship between long term cumulative pay and cumulative performance.

          Upon termination of employment due to death, disability or retirement, the available balance in the Reserve Account will be paid to the terminating executive of his designated beneficiary or estate. Executives who voluntarily leave to accept employment elsewhere or who are terminated for cause forfeit any positive Reserve Account balances.

          GCC Investments, Inc. In 1996 the Board and the Compensation Committee adopted the GCC Investments, Inc. Incentive Pool Plan, which was approved by the stockholders at the 1997 Annual Meeting, for executives of the Company's investment group. This incentive pool provides payments based upon criteria that measure realized returns to the Company from its investments over time, and is described in detail below under the caption "The GCC Investments, Inc. Incentive Pool Plan."

     Summary of the GCC Investments, Inc. Incentive Pool Plan

          The Plan is administered by the Committee which is composed of non-employee directors who are not eligible to participate in the Plan.

ELIGIBILITY

     The employees eligible (the "Eligible Employees") to participate in and receive compensation under the Plan are the officers of GCCI with the titles of Chief Investment Officer, Senior Vice President and Senior Investment Officer. Two employees of GCCI currently are eligible to participate in the Plan.

DETERMINATION OF AWARDS

     An award pool is determined based on the net gains resulting from (i) a cash profit being realized as a result of a disposition of an investment made by GCCI, (ii) securities becoming transferable pursuant to an initial public offering, (iii) a reevaluation of an investment six years from the date of the investment or (iv) such other similar event that the Committee may designate (collectively, a "Sale Event"). The net gains attributable to each Sale Event are determined based on the amount of cash realized or realizable by GCCI as a result of the Sale Event less an assumed rate of return and certain deductions which reflect the cost of doing business. The Committee shall establish at or prior to the beginning of each fiscal year (or by such later date as may be permitted under Section 162(m) of the Internal Revenue Code for the establishment of goals pursuant to which performance-based compensation is to be payable for a particular period), the specific methodology to be applied during the fiscal year to determine net gains (e.g., what after-tax losses and expenses are to be deducted in determining net gains). Once the net gain from any Sale Event has been determined, 20% of such amount is set aside for awards to be made under the Plan.

     For any pool which relates to an investment made prior to November 1, 1996, 46% of such pool shall be allocated to the Chief Investment Officer and 34% will be allocated to the Senior Vice President employed by GCCI on that date.

     For any pool which relates to an investment made on or after November 1, 1996, 35% of such pool shall be allocated to the Chief Investment Officer, 25% to the Senior Vice President and 20% will be reserved for allocations to newly hired Senior Vice Presidents, if any, or Senior Investment Officers. When an Eligible Employee is hired, the Committee may allocate a pool percentage to such individual, which may vest over such period of time as the Committee may deem reasonable.

     Once a total of 80% of pool percentages have been allocated to Eligible Employees, the Committee may then also allocate another 10% to newly hired Eligible Employees. In no event may more than 90% of pool percentages be allocated to Eligible Employees under the Plan. Once a total of 90% of pool percentages have been allocated to Eligible Employees, future allocations to newly hired Eligible Employees will be deducted from Eligible Employees who already have allocations on a pro rata basis so that total allocations to Eligible Employees never exceed 90%. In addition, no Eligible Employee (other than the Chief Investment Officer) will ever be entitled to a portion of a pool in excess of 25% of the total pool. The portion of any pool which is not allocated or used for payments to Eligible Employees may be used to cover expenses or losses or make other payments to GCCI employees.

FORM AND PAYMENT OF AWARDS

     If an Eligible Employee is entitled to a pool allocation, 70% of such pool allocation will be paid in such number of installments as the Committee may specify. The remaining 30% of an Eligible Employee's pool allocation shall be paid in cash or awards of restricted Common Stock awarded under the 1993 Equity Incentive Plan, or a combination thereof, as determined by the Compensation Committee. This portion of an Eligible Employee's pool allocation shall be payable, or in the case of restricted Common Stock shall vest, in a number of substantially equal installments specified by the Committee.

     Except as described under "Termination of Employment" below and except with respect to the first in the series of any installment payments, an Eligible Employee must be employed on the payment or vesting date to be entitled to receive or vest in such installment. For any part of an Eligible Employee's pool allocation awarded in cash, installments after the first installment shall be credited with interest until paid at an annual rate specified by the Committee from time to time.

     Any Eligible Employee entitled to a cash payment under the Plan may elect to defer payment of up to 100% of any such amount in accordance with the terms of the Plan. Any such deferred amounts will be credited with interest until paid based on an annual rate specified by the Committee from time to time. However, alternatively, the Committee may, from time to time, select one or more investment vehicles to be made available as a measuring standard for crediting earnings or losses on such deferred amounts and allow an annual eligible employee to select from such vehicle.

TERMINATION OF EMPLOYMENT

     Any Eligible Employee who voluntarily terminates employment from the Company or who is terminated for cause prior to receiving a cash installment or vesting in a restricted stock award shall forfeit all rights to such benefits. An Eligible Employee who dies or becomes permanently disabled or who retires with the approval of GCCI shall be entitled to payment of any unpaid amount in accordance with the remainder of the installment schedule. An Eligible Employee who is terminated by the Company for reasons other than for cause or who voluntarily terminates employment will be entitled to receive all amounts vested but will forfeit any unvested amounts. In addition, such an Eligible Employee shall be entitled to share in the proceeds of any Sale Event which occurs within twelve months following termination to the extent vested, at the time of termination.

CHANGE OF CONTROL

     The Plan provides that in the event of a "Change in Control" (as defined in the Plan) of the Company, all shares of restricted stock awarded shall immediately become fully vested and any non-vested installment payments shall be paid.

AMENDMENT OR TERMINATION OF THE PLAN

     The Company may at any time amend, suspend or discontinue the Plan in whole or in part. Generally, no such action may, without the approval of the Eligible Employees, affect any Eligible Employee's rights to benefits attributable to Sale Events which have already occurred.

CALCULATION OF PLAN BENEFITS FOR FISCAL YEAR 1998

     For Fiscal Year 1998, total benefits allocated under the GCC Investments, Inc. Incentive Pool Plan totaled $9,287,928, representing 20% of the unrealized gain from the initial public offering of Global TeleSystems, Inc. ("GTS") transaction, after deducting a preferred rate of return to the Company, and certain other items. This amount is payable 70% in cash in three equal installments over two years, and 30% in restricted stock which vests 20% per year over five years. Pursuant to the Plan, a "Sale Event" occurs for purposes of determining plan benefits when restrictions on shares that have been the subject of an initial public offering are no longer in effect. GTS shares were the subject of an initial public offering in February 1998. However, the shares were subject to restrictions that expired in August 1998. The proposed Second Amendment to the Pool Plan would eliminate the payment of benefits as a result of an initial public offering, and tie the payment of benefits to cash sales. See "Proposal to Approve the Second Amendment to the GCC Investments, Inc. Incentive Pool Plan" below.

  Compensation of the Chief Executive Officer

     Richard A. Smith is also the Chairman and Chief Executive Officer of Harcourt General and a principal member of the Smith Family Group, which owns approximately 29.2% of the outstanding Common Stock of the Company. All of Mr. Smith's cash and non-cash compensation is paid directly by Harcourt General and is approved by the Harcourt General Compensation Committee. Mr. Smith receives no compensation directly from the Company. However, Harcourt General provides certain management and other corporate services to the Company, including Mr. Smith's services as Chief Executive Officer of the Company. During fiscal 1998, the Company paid or accrued $477,225 to Harcourt General for all of its services, of which $242,838 was attributable to Mr. Smith's services. While the Special Review Committee of the Company reviews each year the appropriateness of the charges by Harcourt General to the Company, neither this Committee nor the Special Review Committee plays any role in determining the compensation that Mr. Smith receives from Harcourt General.

  Compliance with the Internal Revenue Code

     The Internal Revenue Code (the "Code") generally disallows a tax deduction to public companies for compensation in excess of $1 million per year paid to each of the executive officers named in the Summary Compensation Table who are employed by the Company on the last day of the fiscal year. The Committee and the Board of Directors adopted the GCC Investments, Inc. Incentive Pool Plan, which was approved by the stockholders of the Company at the 1997 Annual Meeting (see "The GCC Investments, Inc. Incentive Pool Plan"). This Plan allows the Committee to continue to award stock incentives and cash bonuses to executives of GCC Investments, Inc. based on objective criteria. The stock incentives and cash bonuses awarded under the Plan will be characterized as "performance based" compensation and therefore will be fully deductible by the Company. Compensation resulting from awards under the Company's 1993 Equity Incentive Plan is not subject to the deductibility limit. The Committee will continue to monitor the requirements of the Code to determine what actions should be taken by the Company in order to preserve the tax deduction for executive compensation to the maximum extent, consistent with the Company's continuing goals of providing the executives of the Company with appropriate incentives and rewards for their performance.



                                            COMPENSATION COMMITTEE:



                                            William L. Brown, Chairman
                                            Peter C. Read
                                            Francis E. Sutherby
                                            Leonard A. Schlesinger

                            STOCK PERFORMANCE GRAPH

     The graph set forth below compares the total cumulative return on the Company's Common Stock to the total cumulative return during the five fiscal years ended October 31, 1998 of the Standard & Poor's 500 Index and a peer group index consisting of AMC Entertainment Inc., Carmike Cinemas, Inc., Cineplex Odeon Corp. and Regal Cinemas, Inc. (Note: Cineplex Odeon Corp. and Regal Cinemas, Inc. are no longer publicly traded.) The graph assumes a $100 investment in the Company's Common Stock and in each index at October 31, 1993 and that all dividends were reinvested. The common stocks of the companies in the peer group indices have been weighted annually to reflect relative stock market capitalization.


                          [STOCK PERFORMANCE GRAPH]

                     GC COMPANIES, INC.      PEER GROUP INDEX     S&P 500 INDEX
                     ------------------      ----------------     -------------
10/31/93                   100.00                 100.00             100.00
10/31/94                    85.61                 108.12             104.87
10/31/95                    97.73                 122.04             132.59
10/31/96                   102.65                 130.16             164.55
10/31/97                   130.30                 169.63             217.39
10/31/98                   113.26                 104.81             265.19


     The comparisons provided in this graph are not intended to be indicative of possible future performance of the Company's stock.

              2.  PROPOSAL TO APPROVE THE SECOND AMENDMENT TO THE
                   GCC INVESTMENTS, INC. INCENTIVE POOL PLAN

     In 1996 the Compensation Committee (the "Committee") of the Board of Directors established the GCC Investments, Inc. Incentive Pool Plan (the "Plan") and on March 12, 1997 the shareholders voted to approve such Plan. The Plan is designed to provide incentive compensation to certain senior executives of GCC Investments, Inc. ("GCCI"), a wholly-owned subsidiary of the Company, which makes strategic investments in operating companies. John G. Berylson, son-in-law of Richard A. Smith and brother-in-law of Robert A. Smith, is Senior Vice President and Chief Investment Officer of the Company and President of GCCI. The Plan was designed to comply with the performance-based compensation exception to the million dollar cap on deductible compensation imposed under Section 162(m) of the Internal Revenue Code of 1986 (the "Code") for any taxable year paid to a person named in the summary compensation table and employed by the Company on the last day of the taxable year. Under Section 162(m) of the Internal Revenue Code of 1986 material amendments to the Plan must also be approved by shareholders.

     See the summary of the Plan under the Compensation Committee Report on Executive Compensation.

     Material Changes Effected by the Amendment. A Sale Event under the Plan occurs in connection with shares of an investment that are the subject of an initial public offering on the date the investment becomes fully transferable without restriction. The Second Amendment to the Plan changes the Plan to provide that for initial public offerings occurring after the Amendment becomes effective, cash payments under the Plan will not occur until the Company actually receives cash as a result of the sale of its investment. This change matches the cash payments to cash profits and eliminates cash payments based upon the value of shares that have been the subject of an initial public offering on the date of the release of restriction on shares, thus delaying payments until the investment is realized. This change may result in a decrease in amounts payable versus the existing plan. In addition, the vesting schedule for restricted Company stock granted in connection with an initial public offering and the pool installment payment schedule will be measured from the date of the initial public offering. (In no event will restricted stock vest prior to the Company's investment becoming fully transferable.) This change may result in the acceleration of cash installments and vesting of restricted Company stock awarded under the Plan. The amount of restricted Company stock to be awarded will be based on the closing price of Company stock on the date of the initial public offering, rather than the end of the fiscal quarter following the award. This last change may result in an increase or decrease in the value of the restricted Company stock ultimately awarded under the Plan.

     Effective Date of the Amendment. The Amendment will become effective upon the affirmative vote of the holders for at least a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting. Abstentions will be treated as votes cast. Broker non-votes will be treated as present but not voting. On this proposal, abstentions and broker non-votes will have the same effect as votes against the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE SECOND AMENDMENT TO THE PLAN.

            3.  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Although Delaware law does not require that the selection by the Board of Directors of the Company's auditors be approved each year by the stockholders, the Board of Directors believes it is appropriate to submit its selection to the stockholders for their approval and to abide by the result of the stockholders' vote. The Board of Directors recommends that the stockholders ratify the appointment of Deloitte & Touche LLP as independent auditors to audit the financial statements of the Company for the fiscal year ending October 31, 1999.

     Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they wish, and will be available to respond to appropriate questions from stockholders. The Company paid or accrued approximately $607,715 for audit and tax services rendered by Deloitte & Touche LLP for the fiscal year ended October 31, 1998.

     Approval of the proposal to ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year requires a favorable vote of a majority of the issued and outstanding Common Stock represented and entitled to vote at the Annual Meeting. Abstentions will be treated as votes cast. Broker non-votes will be treated as present but not voting. On this proposal, abstentions and broker non-votes will have the same effect as votes against the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING OCTOBER 31, 1999.


                               4.  OTHER MATTERS

     The Board of Directors knows of no other matters which are likely to be brought before the meeting. If any other matters should be properly brought before the meeting, it is the intention of the persons named in the enclosed proxy to vote, or otherwise act, in accordance with their judgment on such matters.

                DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
                          AND NOMINATIONS FOR DIRECTOR
          FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD IN MARCH 2000

     In order for stockholder proposals which are submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 (the "Exchange Act") to be considered by the Company for inclusion in the proxy material for the Annual Meeting of Stockholders to be held in March 2000, they must be received by the Secretary of the Company by November 1, 1999.

     For proposals that stockholders intend to present at the Annual Meeting of Stockholders to be held in March 2000 outside the processes of Rule 14a-8 of the Exchange Act, unless the stockholder notifies the Secretary of the Company of such intent by November 1, 1999, any proxy that management solicits for such Annual Meeting will confer on the holder of the proxy discretionary authority to vote on any such proposal properly presented at the meeting.

     In order for suggestions by stockholders for nominees for director to be considered, they must be received by the Secretary of the Company by November 1, 1999.

     All such communications to the Secretary of the Company must be in writing and must be received by the Company at its principal executive offices (27 Boylston Street, Chestnut Hill, Massachusetts 02467) by the applicable date.



                                            By Order of the Board of Directors


                                            PHILIP J. SZABLA
                                            Secretary


     THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, ALL STOCKHOLDERS ARE URGED TO PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                  EXHIBIT "A"

                             GCC INVESTMENTS, INC.
                              INCENTIVE POOL PLAN
                                SECOND AMENDMENT


     Pursuant to the powers reserved to it in Section 14 of the GCC Investments, Inc. Incentive Pool Plan (the "Plan"), GCC Investments, Inc. (the "Company") hereby amends the Plan as follows:

          1.  The Plan is hereby amended by adding a new Article 7A to follow
     Article 7 to read as follows:

          "7A. Special Rules for Payments Resulting from Initial Public Offerings. Solely for purposes of determining the amount and payment of Pool amounts resulting from Sale Events which are initial public offerings the following special rules shall apply and shall supersede any other provision of the Plan to the contrary:

             (a) The Pool amount shall initially be determined as of the date of the initial public offering without regard to the existence of any restrictions.

             (b) The Pool amount determined as of the date of the initial public offering shall be adjusted at the time of cash realization in accordance with the terms of the Plan. In the event of any loss realized by the
        Company: (1) seventy percent (70%) of any resulting decrease in such a Pool amount shall be reflected in a decrease in any cash installments remaining to be paid to the Participants to the extent necessary to account for such decrease (including, without limitation, in order to account for any installments already made) and (2) thirty percent (30%) of any resulting decrease shall be reflected to the extent necessary to account for such decrease in the forfeiture of any shares of restricted Common Stock which have not yet vested.

             (c) The value of the restricted Common Stock granted in connection with the Pool will be based on the closing price of the Common Stock on the New York Stock Exchange on the date of the initial public offering.

             (d) The vesting period for shares of restricted Common Stock granted in connection with the Pool will begin on the date of the initial public offering, but in no event will any Participant vest in any restricted Common Stock until such time as the Company receives cash proceeds with respect to the relevant investment.

             (e) No cash payments shall be made to any Participant until such time as the Company receives cash proceeds with respect to the relevant investment."

          2.  Section 10 of the Plan is hereby amended by adding a new paragraph
     (e) at the end thereof to read as follows:

             "(e) Notwithstanding any other provision of the Plan to the contrary, a Participant who has completed at least twelve years of employment with GCC Investments, Inc. or Harcourt General, Inc. but excluding any other affiliates, and who terminates employment other than for cause, shall be entitled to (a) receive any pool installment payment relating to Sale Events occurring prior to such termination of employment and (b) vest in any restricted Common Stock awarded under the GCC Plan, regardless of whether he or she is employed as of the scheduled payment date or vesting date, whichever is applicable."

          3. This Amendment is effective for Sales Events occurring after October 31, 1998.

          4. Except as herein amended, the provisions of the Plan shall remain in full force and effect.

     IN WITNESS WHEREOF, the Company has caused this Second Amendment to the
Plan to be executed on this                day of             , 1999.





                                            GCC INVESTMENTS, INC.

                                            By:

                                                                      1251-PS-99

Wachovia Corporate Services, Inc.
Trust Services Division
301 North Main Street
Winston-Salem, North Carolina 27150-3099

                                                                January 22, 1999

TO:       Participants in the GC Companies, Inc.
          Employee Stock Ownership Plan

FROM:     Wachovia Bank of North Carolina, N.A.
          Trustee of the Employee Stock Ownership Plan

     As a participant in the non-contributory Employee Stock Ownership Plan ("ESOP") of GC Companies, Inc., which owns shares of GC Companies, Inc. Common Stock ("Common Stock"), you are entitled to instruct the Trustee on how to vote the shares of Common Stock in your account on matters scheduled to come before the Annual Meeting of Stockholders of GC Companies, Inc., to be held on Friday, March 5, 1999.

     A proxy statement, voting instruction card and return envelope are enclosed. Please complete, date and sign the voting instruction card and mail it promptly in the return envelope to exercise your right to direct the Trustee with respect to shares of Common Stock allocated to your account.

     If you own shares of Common Stock outside of the ESOP, you will receive similar materials for those shares in a separate mailing. Please return both cards in their separate return envelopes if you wish to fully participate in the matters being submitted to the stockholders of GC Companies, Inc.

                               GC COMPANIES, INC.

COMMON STOCK PROXY                                            COMMON STOCK PROXY

                 ANNUAL MEETING OF STOCKHOLDERS - MARCH 5, 1999


     Robert A. Smith, G. Gail Edwards, and Philip J. Szabla and each of them (a majority of those present and acting to have all the powers hereunder), with several powers of substitution, are hereby authorized to represent and vote all shares of Common Stock of the undersigned at the Annual Meeting of Stockholders of GC Companies, Inc. to be held at the corporate headquarters of GC Companies, Inc., 27 Boylston Street, Chestnut Hill, Massachusetts on Friday, March 5, 1999 at 10:00 A.M. and at any adjournments thereof. The undersigned hereby revokes any Proxy previously given and acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated January 26, 1999 and a copy of the Annual Report for the year ended October 31, 1998.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. THE BOARD OF DIRECTORS OF GC COMPANIES, INC. RECOMMENDS A VOTE FOR THE NOMINEES NAMED BELOW, FOR PROPOSAL 2, AND FOR PROPOSAL 3. IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE SO VOTED.

  ELECTION OF CLASS II DIRECTOR

  Nominee: PETER C. READ

                 (CONTINUED, AND TO BE SIGNED, ON REVERSE SIDE)

  [X]  PLEASE MARK VOTES
        AS IN THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.


                             FOR  WITHHELD                                 FOR  AGAINST  ABSTAIN
1. ELECTION OF DIRECTOR      [ ]    [ ]            2. APPROVAL OF SECOND   [ ]    [ ]      [ ]
   (SEE REVERSE)                                      AMENDMENT TO
                                                      GCC INVESTMENTS, INC.
                                                      INCENTIVE POOL PLAN

                             FOR  AGAINST  ABSTAIN
3. APPROVAL OF DELOITTE &    [ ]    [ ]      [ ]
   TOUCHE LLP AS INDEPENDENT
   AUDITORS OF THE COMPANY
   FOR THE CURRENT FISCAL YEAR


                              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.
                              MARK HERE                             MARK HERE
                              FOR ADDRESS                           IF YOU PLAN
                              CHANGE AND                            TO ATTEND
                              NOTE AT LEFT.                         THE MEETING.

                              For joint accounts, each owner should sign.
                              Executors, Administrators, Trustees, etc.
                              should give full title.

                                    Signature __________________________Date_______________
                                    Signature __________________________Date_______________

                                    DETACH HERE

                        CONFIDENTIAL VOTING INSTRUCTIONS
                   TO:  WACHOVIA BANK OF NORTH CAROLINA, N.A.
                              AS TRUSTEE UNDER THE
                              GC COMPANIES, INC.,
                         EMPLOYEE STOCK OWNERSHIP PLAN
             WITH RESPECT TO THE ANNUAL MEETING OF STOCKHOLDERS OF
                       GC COMPANIES, INC. - MARCH 5, 1999

     I hereby instruct the Trustee to vote (in person or by proxy) all shares of Common Stock of GC Companies, Inc. which are credited to my account under the above-referenced Plan at the Annual Meeting of Stockholders of GC Companies, Inc. to be held at the corporate headquarters of GC Companies, Inc., 27 Boylston Street, Chestnut Hill, Massachusetts on Friday, March 5, 1999 at 10:00 a.m. and at any adjournments thereof. The undersigned hereby revokes any Proxy previously given and acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated January 26, 1999 and a copy of the Annual Report for the year ended October 31, 1998.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. THE BOARD OF DIRECTORS OF GC COMPANIES, INC. RECOMMENDS A VOTE FOR THE NOMINEES NAMED BELOW, FOR PROPOSAL 2, AND FOR PROPOSAL 3. IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE SO VOTED.

  ELECTION OF CLASS II DIRECTOR

  Nominee:  PETER C. READ

                 (CONTINUED, AND TO BE SIGNED, ON REVERSE SIDE)


  [X]  PLEASE MARK VOTES
        AS IN THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.


                             FOR  WITHHELD                                 FOR  AGAINST  ABSTAIN
1. ELECTION OF DIRECTOR      [ ]    [ ]            2. APPROVAL OF SECOND   [ ]    [ ]      [ ]
   (SEE REVERSE)                                      AMENDMENT TO
                                                      GCC INVESTMENTS, INC.
                                                      INCENTIVE POOL PLAN

                             FOR  AGAINST  ABSTAIN
3. APPROVAL OF DELOITTE &    [ ]    [ ]      [ ]
   TOUCHE LLP AS INDEPENDENT
   AUDITORS OF THE COMPANY
   FOR THE CURRENT FISCAL YEAR


                              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.
                              MARK HERE                             MARK HERE
                              FOR ADDRESS                           IF YOU PLAN
                              CHANGE AND                            TO ATTEND
                              NOTE AT LEFT.                         THE MEETING.

                              For joint accounts, each owner should sign.
                              Executors, Administrators, Trustees, etc.
                              should give full title.

                                    Signature __________________________Date_______________
                                    Signature __________________________Date_______________

